Exbihit 4.49

CASI PHARMACEUTICALS, INC.

CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT

THIS CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT (this “Purchase Agreement”) is dated as of December 9, 2025 (the “Effective Date”), by and between CASI Pharmaceuticals, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), and ETP Global III Fund LP, a Delaware limited partnership (the “Purchaser”).

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, certain convertible promissory notes in the aggregate original principal amount of US$20 million, in the form attached hereto as Exhibit A; and

WHEREAS, the parties hereto wish to provide for the sale and issuance of the Notes in return for such consideration.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned parties hereby agree as follows:

1.	Amount and Terms of the Notes.

1.1Convertible Promissory Notes. Subject to the satisfaction of terms and conditions of this Purchase Agreement, at each Closing (as defined below), the Company agrees to issue to the Purchaser, and the Purchaser hereby agrees to purchase from the Company, an aggregate principal amount of US$20 million of its convertible promissory notes, which shall be substantially in the form of Exhibit A attached hereto (the “Notes,” with such term to include any such notes issued in substitution therefor).

1.2The Closing. The closing of the issuance, sale and purchase of the Notes to the Purchaser will be in multiple closings to be determined by the Company and the Purchaser (each, a “Closing,” and collectively, the “Closings”) pursuant to the closing schedules set forth in Schedule A attached hereto. The Closings shall take place electronically via the delivery of executed documents and payment of applicable funds, or at such other time and place as the  Company and the Purchaser agree in writing (such date and time of each Closing, each a “Closing Date”).

2.Payment and Delivery. At each Closing, the Purchaser shall pay and deliver an amount being the principal amount of the Note to be issued and delivered, in readily available funds to the Company by wire transfer to the account designated by the Company and, in consideration therefor, the Company shall issue and sell to the Purchaser a Note in such principal amount duly executed by the Company and dated the Closing Date, free and clear of encumbrances.

3.Conditions to the Purchaser’s Obligations to Effect Each Closing. The obligation of the Purchaser to purchase each Note at each Closing is subject to the satisfaction, on or before the corresponding Closing Date, of the following conditions, any of which may be waived by written consent of the Purchaser in its sole and absolute discretion:

(a)All corporate and other actions required to be taken by the Company in connection with the issuance, sale and delivery of the Note shall have been completed;

(b)The representations and warranties of the Company contained in Section 5 of this Purchase Agreement shall have been true and correct on the date hereof and true and correct in all material respects as of the Closing Date, and the Company shall have performed and complied in all material respects with all agreements, covenants, conditions and obligations contained in this Purchase Agreement that are required to be performed or complied with by it on or before the Closing Date;

(c)No governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Purchase Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Purchase Agreement with respect to the Purchaser; and no action, suit, proceeding or investigation shall have been instituted by a governmental entity of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Purchase Agreement with respect to the Purchaser, or imposes any damages or penalties in connection with the transactions contemplated by this Purchase Agreement with respect to the Purchaser; and

(d)The Company shall have delivered or caused to be delivered a notice to the Purchaser with respect to the sale and issuance of the Note pursuant to the Closing schedules set forth in the Schedule A attached hereto, with the (i) confirmation that all conditions set forth in this Section 3 for such Closing shall have been satisfied and (ii) such information as requested by and to the satisfaction of the Purchaser (at its absolute discretion) with respect to the business operations, results and financial status of the Company and the planned usage of the proceeds from the issuance of the corresponding Note.

4.Conditions to the Company’s Obligations to Effect Each Closing. The obligation of the Company to issue and deliver each Note at each Closing is subject to the satisfaction, on or before the corresponding Closing Date, of the following conditions, any of which may be waived by written consent of the Company in its sole and absolute discretion:

(a)All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Note shall have been completed;

(b)The representations and warranties of the Purchaser contained in Section 6 of this Purchase Agreement shall have been true and correct on the date hereof and true and correct in all material respects as of the Closing Date, and the Purchaser shall have performed and complied in all material respects with all agreements, covenants, conditions and obligations contained in this Purchase Agreement that are required to be performed or complied with by it on or before the Closing Date; and

(c)No governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Purchase Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Purchase Agreement with respect to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental entity of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Purchase Agreement with respect to the Company, or imposes any damages or penalties in connection with the transactions contemplated by this Purchase Agreement with respect to the Company.

5.Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents, warrants and covenants to the Purchaser that:

5.1Organization, Good Standing and Qualification. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted.

5.2Authorization. All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Purchase Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance and delivery of the Note has been taken or will be taken prior to the corresponding Closing. This Purchase Agreement and the Notes, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as limited by applicable (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and/or (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Company has obtained or made all necessary consents, approvals, waivers and notifications of partners, stockholders, members, creditors, lessors and other persons, in each case, which are required to be obtained or made by the Company in connection with the execution and delivery of, and the performance by the Company of its obligations under, the Notes and this Purchase Agreement.

5.3Valid Issuance. The Note is duly and validly issued and, based in part upon the representations of the Purchaser in this Purchase Agreement, in compliance with all applicable federal and state securities laws and no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Purchase Agreement, except for filings pursuant to applicable state securities laws and Regulation D of the U.S. Securities Act of 1933, as amended (the “Securities Act”).

5.4Compliance with Other Instruments. The execution, delivery and performance of this Purchase Agreement, the consummation of the transactions contemplated hereby and the authorization, issuance and delivery of the Notes will not, (a) conflict with, or result in any material violation of or default (with or constitute, with or without the passage of time and giving of notice) under (i) any provision of the Company governance documents as in effect on the date hereof, (ii) any provision of any indenture, agreement, mortgage, deed of trust, contract or other instrument to which the Company is a party or by which any of its respective property, assets or revenues are bound or (iii) any material provision set forth in an instrument, judgment, order, writ or decree applicable to the Company or its properties or assets, or (b) give rise to an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company.

6.Representations and Warranties of the Purchaser. In connection with the transactions provided for herein, the Purchaser hereby represents and warrants to the Company that:

6.1Organization, Good Standing and Qualification. The Purchaser is a Delaware limited partnership, and has been duly organized, is validly existing and is in good standing under the laws of  its jurisdiction of organization. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted. The Purchaser has the requisite power and authority to enter into and perform its respective obligations under this Purchase Agreement and consummate the transactions contemplated hereby.

6.2Authorization. This Purchase Agreement constitutes the Purchaser’s valid and legally binding obligation, enforceable in accordance with its terms, except as limited by applicable (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and/or (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.3Purchase Entirely for Own Account. The Purchaser acknowledges that the Company has made this Purchase Agreement with the Purchaser in reliance upon the Purchaser’s representation to the Company that the Notes being acquired pursuant to this Purchase Agreement will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Purchase Agreement, the Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to the Note.

6.4Compliance with Other Instruments. The execution, delivery and performance of this Purchase Agreement, the consummation of the transactions contemplated hereby and the purchase of the Notes will not, (a) conflict with, or result in any material violation of or default (with or constitute, with or without the passage of time and giving of notice) under (i) any provision of the Purchaser governance documents as in effect on the date hereof, (ii) any provision of any indenture, agreement, mortgage, deed of trust, contract or other instrument to which the Purchaser is a party or by which any of its respective property, assets or revenues are bound or (iii) any material provision set forth in an instrument, judgment, order, writ or decree applicable to the Purchaser or its properties or assets, or (b) give rise to an event which results in the creation of any lien, charge or encumbrance upon any assets of the Purchaser.

6.5Disclosure of Information; Investment Experience. The Purchaser acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to enter into this Purchase Agreement. The Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of this Purchase Agreement. The Purchaser is a sophisticated purchaser with knowledge and experience in financial and business matters such that the Purchaser is capable of evaluating the merits and risks of the investment in the Notes. The Purchaser is able to bear the economic risks of an investment in the Notes. The Purchaser understands that securities prices are a function of a large number of variables and that there is no way for the Company to predict or otherwise gauge the market’s reaction to the disclosure of any material information. The Purchaser acknowledges and affirms that, with the assistance of its advisors, it has conducted and completed its own investigation, analysis and evaluation related to the investment in the Notes. With full recognition of the foregoing, and after discussing these matters with its counsel and such other advisors as it deems appropriate, the Purchaser wishes to consummate the transactions contemplated under this Purchase Agreement on the terms set forth herein.

6.6Accredited Investor; Restriction on Resale. The Purchaser acknowledges and agrees that it is an “accredited investor”, as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser understands that the Notes to be purchased has not been registered under the Securities Act or any U.S. state law and may not be offered or sold within the United States or to, or for the account or benefit of, a U.S. person except pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act and applicable U.S. state law.

6.7Bad Actor. The Purchaser is not subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act. If this representation and warranty becomes inaccurate, incomplete or changes in any way, the Purchaser agrees that it shall advise the Company to that effect and shall furnish any information that may be appropriate as a result of any development, including the passage of time and any new relationships that may develop on the future.

6.8Nature of Unsecured Debt. The Purchaser acknowledges that: (i) the Notes will be general unsecured debt of the Company and will rank equally with the Company’s other unsecured debt (if any); (ii) subject to the provisions of the Notes and this Purchase Agreement, the Company shall be free to issue additional secured or unsecured debt at any time hereafter, including additional convertible debt; and (iii) vis-à-vis the Company’s secured debt, the Notes will be subordinate thereto.

7.Further Assurances. From the date of this Agreement to the Closing Date, the Company and the Purchaser shall use their reasonable efforts to fulfill, or obtain the fulfillment of, all of the conditions precedent to the consummation of the transactions contemplated hereby.

8.Confidentiality. The Purchaser covenants and agrees that the Purchaser will keep the transactions contemplated by this Purchase Agreement strictly secret and confidential, and that the Purchaser will not disclose any confidential information concerning this Purchase Agreement or its terms to anyone other than the Purchaser’s affiliates, officers, directors, stockholders, partners, employees, legal counsel and/or financial advisors, who will be informed of and directed to comply with this confidentiality clause, without the written consent of the Company; provided, however, that the Purchaser may disclose confidential information (i) to any existing or prospective affiliate, partner, member, stockholder, or wholly owned subsidiary of the Purchaser in the ordinary course of business, provided that the Purchaser informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (ii)

as may otherwise be required by law, provided that the Purchaser promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

9.Miscellaneous.

9.1Successors and Assigns. Neither party may assign the Notes or delegate any of its obligations without the written consent of the other party; provided, however, that Purchaser may assign the Notes without the Company’s consent to any person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with Purchaser. Nothing in this Purchase Agreement, express or implied, is intended to confer upon any party other than the parties hereto (or their respective successors and assigns) any rights, remedies, obligations, or liabilities under or by reason of this Purchase Agreement, except as expressly provided in this Purchase Agreement.

9.2Governing Law. This Purchase Agreement and the Notes shall be governed by and construed under the laws of the State of New York.

9.3Counterparts. This Purchase Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.4Titles and Subtitles. The titles and subtitles used in this Purchase Agreement are used for convenience only and are not to be considered in construing or interpreting this Purchase Agreement.

9.5Notices. Unless otherwise provided, any notice required or permitted under this Purchase Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, or by registered or certified mail, postage prepaid and addressed to such party at the address set forth below, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

If to the Company:

601 Gateway Boulevard,

Suite 1250, South San Francisco,

CA 94080

If to the Purchaser:

4919 Rebel Ridge Dr.,

Sugar Land,

TX 77478

9.6Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Purchase Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

9.7Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Purchase Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.8Entire Agreement. This Purchase Agreement, the exhibits hereto, and the other documents delivered pursuant hereto, including, without limitation, the Notes, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

9.9Amendments and Waivers. This Purchase Agreement and the Notes may be amended with the written consent of the Company and the Purchaser. Waiver of any default hereunder by a party hereto will not be a waiver of any other default or of a same default on a later occasion. No delay or failure by a party hereto to exercise any right or remedy will be a waiver of such right or remedy, and no single or partial exercise by any party hereto of any right or remedy will preclude other or further exercise thereof or the exercise of any other right or remedy at any other time.

9.10Severability. If one or more provisions of this Purchase Agreement or the Notes are held to be unenforceable under applicable law, such provision shall be excluded from this Purchase Agreement or the Notes and the balance of this Purchase Agreement or the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

9.11Dispute Resolution. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. In the case of any Dispute, there shall be three arbitrators. The claimant(s) shall have the right to appoint one arbitrator, the respondent(s) shall have the right to appoint another arbitrator, and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English. The seat of arbitration shall be Hong Kong. Each of the parties hereto irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Convertible Promissory Note Purchase Agreement as of the date first above written.

PURCHASER:

ETP Global III Fund LP

/s/ James Hu
Name: James Hu
Title: Managing Director

[Signature Page to the Note Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Convertible Promissory Note Purchase Agreement as of the date first above written.

COMPANY:

CASI Pharmaceuticals, Inc.

/s/ David Cory
Name: David Cory
Title: CEO

[Signature Page to the Note Purchase Agreement]

Exhibit A

Convertible Promissory Note

(Attached)

SCHEDULE A

CLOSING SCHEDULE

1.	First Tranche

With the principal amount of US$5 million, to be issued within 10 working days after the execution of the Purchase Agreement

2.	Each Subsequent Tranche

Eligible from January 1, 2026, to be issued based on the Company’s actual cash needs, with the principal amount no more than US$5 million for each note.